POWER OF ATTORNEY

Ladies and Gentlemen

I hereby suthorize Mary E. Bowler, Corporate Secretary and Corporate Counsel,

or any Assistant Secretary, or thier respective successors in office, to sign and file on my behalf SEC Forms 3,4,and 5 or any other SEC forms relating to changes  in bendricial ownership of securities of E. I. du Ponte de Nemours and Company. This authorization shall remain in effect as long as I am a director of DuPont unless it is earlier specifically revoked by me

Very truly yours,

Signature:  /s/

Print Name: Lamberto Andreotti, Director

Date: April 29, 2012